Exhibit 99(a)(1)(v)

Offer to Purchase for Cash

Any and All Outstanding Class A Shares and Class B Shares
(And Class B Shares Held as American Depositary Shares)

of

Quilmes Industrial (Quinsa), Société Anonyme

at

A Purchase Price of
$3.35 per Class A Share
$33.53 per Class B Share
($67.07 per American Depositary Share)

by

BEVERAGE ASSOCIATES HOLDING LTD. - OFFEROR
A WHOLLY OWNED SUBSIDIARY OF
COMPANHIA DE BEBIDAS DAS AMÉRICAS - AMBEV

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
 (WHICH IS 11:00 P.M. LUXEMBOURG TIME), ON FEBRUARY 28, 2007, UNLESS THE OFFER IS EXTENDED.

[●], 2007

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Beverage Associates Holding Ltd., a Bahamas corporation (the “Offeror”), a wholly owned subsidiary of Companhia de Bebidas das Américas - AmBev, a Brazilian corporation (“AmBev”), to act as Dealer Manager in connection with its offer to purchase any and all outstanding Class A shares and Class B Shares (and Class B Shares held as American Depositary Shares) of Quilmes Industrial (Quinsa), Société Anonyme (the “Company”) not owned by the Offeror or its affiliates at a purchase price of $3.35 per Class A Share or $33.53 per Class B Share or $67.07 per ADS, net to the seller in cash (less any amounts withheld under applicable tax laws), without interest, upon the terms and subject to the conditions set forth in the Offeror’s Offer Document dated January 25, 2007 (the “Offer Document”), the related Letter of Transmittal to Tender American Depositary Shares (the “ADS Letter of Transmittal”) and the related Letter of Transmittal to Tender Shares (the “Share Letter of Transmittal”) (which collectively, as they may be amended or supplemented from time to time, constitute the “Offer”). Each of the Company’s ADSs represents two Class B shares and is evidenced by an American Depositary Receipt (an “ADR”). The Bank of New York acts as depositary for the ADSs, pursuant to that certain Amended and Restated Deposit Agreement dated as of February 28, 2002 (the “Deposit Agreement”), by and among the Company, The Bank of New York (as depositary under the Deposit Agreement) and the holders and beneficial owners from time to time of ADRs. The Bank of New York is the tender agent for the receipt of tenders of ADSs under the Offer Document (the “ADS Tender Agent”).

The Offer is conditioned upon, among other things, there being validly tendered and not validly withdrawn at least 3,939,387 Class B shares (and Class B shares held as ADSs), as of the date the Class B shares of the Company are accepted for payment pursuant to the Offer, which we refer to as the “minimum tender condition”. The Offer is also subject to certain other conditions set forth in the Offer Document. See “The Offer — Section 5. Conditions of the Offer” of the Offer Document.

For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer Document dated January 25, 2007;

2.     ADS Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding;

3.     Notice of Guaranteed Delivery to be used to accept the Offer if the ADRs evidencing the ADSs and all other required documents cannot be delivered to the ADS Tender Agent by the Expiration Date (as defined in the Offer Document) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4.     A form of letter that you may send to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, WHICH IS 11:00 P.M., LUXEMBOURG TIME, ON FEBRUARY 28, 2007, UNLESS THE OFFER IS EXTENDED.

For ADSs to be properly tendered pursuant to the Offer, (1) the ADRs evidencing the ADSs or confirmation of receipt of such ADSs under the procedure for book-entry transfer, together with a properly completed and duly executed ADS Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer Document) in the case of book-entry transfer, and any other documents required in the ADS Letter of Transmittal, must be timely received by the ADS Tender Agent, or (2) the tendering ADS holder must comply with the guaranteed delivery procedures, all in accordance with the Offer Document and the ADS Letter of Transmittal.

The Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer Document) for soliciting tenders of Class A shares and/or Class B shares and/or ADSs pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Offeror will pay all stock transfer taxes applicable to its purchase of Class A shares and/or Class B shares and/or ADSs pursuant to the Offer, subject to Instruction 7 of the ADS Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Offeror, the Information Agent, the ADS Tender Agent or The Bank of New York, London, the Share Tender Agent for the Offer, for the purpose of the Offer.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer Document.

Very truly yours,

Credit Suisse Securities (USA) LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE OFFEROR, THE DEALER MANAGER, THE INFORMATION AGENT, THE ADS TENDER AGENT, THE SHARE TENDER AGENT OR ANY OTHER AGENT WORKING FOR US OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.